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                                                                   EXHIBIT 10(i)
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of December, 1994, between Nu-West Industries, Inc., a Delaware corporation (the "Company"), and Steven W. Gampp (the "Officer"). This Agreement amends, restates and supersedes in its entirety that certain Employment Agreement between Company and Officer dated September 1, 1989.

                                    RECITAL
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     Officer has accepted the appointment by the Company's Board of Directors
(the "Board") as the Company's Vice President, Secretary & Treasurer, and the Company and the Officer desire to set forth herein the terms and conditions of his employment.


                                   AGREEMENT
                                   ---------

     The parties hereto agree as follows:

     1.   Agreement to Serve.

          1.1 Title. The Company shall employ Officer and Officer shall serve in the employ of the Company as its Vice President, Secretary & Treasurer, and in such other executive offices as the Board and the Officer shall determine during the term of Officer's employment hereunder.

          1.2 Duties. The Officer shall assume and discharge the responsibilities of Vice President, Secretary & Treasurer (as set forth in the Bylaws of the Company), as well as such other responsibilities as may be assigned to him by the President and Chief Executive Officer ("President") or the Board, upon the terms and conditions contained herein. The Officer shall perform his responsibilities to the best of his abilities and shall devote his full-time working hours and attention to the good faith best efforts performance of his responsibilities. The Officer will engage in no other business or activity for compensation during the term of this Agreement except with the prior written consent of the Company, or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder. The Officer also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer or director of any subsidiary of the Company; provided, however, that such position shall be of no less status relative to such subsidiary as the position that the Officer holds with the Company. The Officer shall always be subject to the directions of the President in the performance of his responsibilities, and nothing herein shall affect the power of the President to limit, alter, restrict, or remove the authority of the Officer. Officer's principal place of business with respect to his services to Company shall be at its offices located in Englewood, Colorado or such other location acceptable to Officer.

     2.   Terms of Employment.
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          2.1 Basic Term. The term of the Officer's employment under this
Agreement shall be for twelve months commencing December 1, 1994, unless terminated earlier pursuant to this Section 2. This Agreement will be automatically renewed for successive twelve-month periods unless Officer or the Company provides notice to the other on or before the 90th day prior to the anniversary date of this Agreement of the intention not to renew this Agreement; and the same terms and conditions contained herein (including compensation determined under Section 3) shall remain in effect during such continuance of employment. If the Company provides such notice of non-renewal to the Officer, the resulting termination of this Agreement shall be considered a termination without cause under Section 2.3.

          2.2 Termination for Cause. The Company shall have the right to terminate the Officer for cause and said termination shall be effected by written notification to Officer. Grounds for termination for cause shall include, without limitation, (i) the Officer's breach of any terms of this Agreement; (ii) the Officer's willful dishonesty towards, fraud upon, crime against, deliberate injury or bad faith action with respect to, or deliberate or attempted injury to Company; or (iii) Officer's conviction of any felony crime (whether in connection with the Company's affairs or otherwise).

          2.3 Termination Without Cause. The Company shall have the right, upon 30 days written notification to the Officer to terminate the Officer's employment without cause. Any termination not covered by Sections 2.2, 2.4, 2.5,
2.6 or 2.7 shall be deemed a termination without cause. Upon any termination without cause, Officer shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), any benefits then due under any plans of Company in which Officer is a participant, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to date of termination ("Accrued Compensation"), and all severance compensation provided for in Section 4.1.

          2.4 Disability. If, during the term of this Agreement, Officer shall fail to render the services provided for by this Agreement because of illness, physical or mental disability or other incapacity, for a period of six consecutive months or for shorter periods aggregating six months during any twelve-month period, then the Company may, at any time after the last day of the six consecutive months of disability or the last day on which the shorter periods of disability equal an aggregate of six months, terminate Officer's employment for disability by written notice to the Officer. Upon termination for disability, Officer shall promptly be paid all Accrued Compensation to the date of termination, and disability benefits as provided in Section 4.2. Except as provided in this Section 2.4, upon termination of employment by disability the Company shall have no further obligation to the Officer under this Agreement.

          2.5 Death. In the event of Officer's death during the term of this Agreement, Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurs. Company shall pay promptly to his estate all Accrued Compensation to the date of termination, and death benefits as provided in Section 4.3. Except as provided in this Section 2.5, upon termination of employment by death the Company shall have no further obligation to the
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Officer under this Agreement.

          2.6 Voluntary Termination. In the event Officer voluntarily terminates his employment hereunder and Sections 2.2, 2.3 or 2.7 are not applicable, Company shall promptly pay all Accrued Compensation to the date of termination, but shall not be required to pay any other compensation or reimbursement of any kind, including, without limitation, severance compensation.

          2.7 Termination Upon a Change in Control.

               (a) In the event of a termination upon a change in control, Officer shall promptly be paid all Accrued Compensation. "Termination Upon a Change in Control" shall mean a termination by Officer for Good Reason (as defined below) of Officer's employment with Company within 12 months following a "Change in Control" as defined in Section 2.8. For purposes of this Agreement "Good Reason" shall include, but not be limited to, any of the following (without the Officer's express written consent):

                    (i) the assignment to Officer by Company of duties inconsistent with, or a substantial alteration in the nature or status of, Officer's responsibilities immediately prior to a Change in Control other than any such alteration primarily attributable to the fact that Company's securities are no longer publicly traded;

                    (ii) a reduction by Company in the Officer's Base Salary or other benefits as in effect on the date of a Change in Control;

                    (iii) the requirement of Officer to be based at any office or other location maintained by the Company more than 25 miles from the Company's current office located in Englewood, Colorado, or Officer's relocation to any place other than the said office of Company, except for reasonably required travel by Officer on Company's business;

                    (iv) any material breach by Company of any provision of this Agreement, if such material breach has not been cured within thirty
          (30) days following written notice by Officer to Company of such breach setting forth with specificity the nature of the breach;

                    (v) any failure by Company to obtain the assumption of this Agreement by any successor or assign of Company; or

                    (vi) the failure of the Company to negotiate, or cause its successor to negotiate, with Officer in good faith with a view to the execution of a mutually satisfactory amendment to this Agreement, or for a new agreement superseding the terms hereof, within 90 days after the date of the Change in Control. If such amendment or agreement has not been executed and delivered by the Company and the Officer by the end of such period, Officer may, within 30 days after the end of

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          such period, terminate his employment for Good Reason by written notice to the Company.

               (b) Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control pursuant to Section 2.7, the aggregate of the amount of severance compensation paid to Officer under this Agreement or otherwise, but exclusive of any payments to Officer by virtue of Officer's exercise of any options or rights provided to Officer under any stock option plan maintained by the Company upon a Change in Control, shall not include any amount that the Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.

          2.8 Change in Control. A Change in Control of the Company shall be deemed to have occurred if: (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than the Company or Weiss, Peck & Greer, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the shares of capital stock of the Company having the right to vote for the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire capital stock), whether by means of a tender offer or exchange offer, open-market purchase, consolidation, merger or otherwise; (ii) any merger, share exchange, issuance of capital stock, tender offer or other transaction or series of related transactions shall result in the Company's stockholders (determined as of the record date fixed for the purpose of determining stockholders entitled to vote on the transaction or the first of the series of related transactions, or if no such record is taken, immediately prior to the consummation of the transaction or the first of the series of related transactions) holding fewer than 50% of the outstanding shares of capital stock having the right to vote for the election of directors of the Company or, if other than the Company, the surviving or resulting corporation, as the case may be; (iii) the Company sells, leases or exchanges or otherwise transfers (in one transaction or a series of related transactions) all or substantially all of the assets of the Company (other than a sale/leaseback or a similar financing transaction involving the Company's assets); or, (iv) any plan or proposal for the liquidation or dissolution of the Company is adopted.

     For purposes of this Section, Weiss, Peck & Greer shall mean Weiss, Peck & Greer, a general partnership, or any person directly or indirectly controlling, controlled by or under common control with Weiss, Peck & Greer, or any investment fund of which Weiss, Peck & Greer or a partner thereof is the advisor or a general partner or any investment fund of which Weiss, Peck & Greer or a partner thereof is a general partner of the advisor to such fund or a general partner of a general partner of such fund (including, without limitation, WPG Venture Associates, L.P., WPG Corporate Development Associates, II, L.P., WPG Corporate Development Associates III, L.P., and WPG Corporate Development Associates (Overseas), Ltd.).

     3.   Compensation.

          3.1 Base Salary. The Company agrees to pay the Officer for his services

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hereunder a salary at the rate of $143,000.00 per annum ("Base Salary"), payable in equal semi-monthly installments. The Base Salary for each fiscal year (or portion thereafter) of the Company shall be as determined by the Board, but shall in no event be less than the Base Salary payable to Officer in the previous fiscal year.

          3.2 Benefits. The Officer shall be entitled to participate in any of the Company's benefit and deferred compensation plans as are from time to time available to the officers of the Company, including profit sharing, medical, dental, health and annual physical examination plans, life and disability insurance plans and supplemental retirement programs; provided, however, that Officer's benefits may be modified or the Officer may be denied participation in any such plan because of a condition or restriction imposed by law or regulation or third-party insurer or other provider relating to participation of officers).

     4.   Severance and Other Payments.

          4.1  Severance Compensation.

               (a) In the event Officer's employment is terminated under Section
2.3 or 2.7, the parties acknowledge that Officer will sustain actual damages, the amount of which is indefinite, uncertain and difficult of exact ascertainment because of the uncertainties of successfully relocating and/or of seeking a comparable position. In order to avoid dispute as to the amount of such damages and the mutual expense and inconvenience such dispute would entail, Company and Officer have agreed to hereby stipulate and agree that Company shall pay to Officer a severance compensation determined pursuant to this Section 4.1. It is hereby agreed that in the event of such termination by Company, Officer shall receive such amounts as herein provided, not as a penalty, but as Officer's agreed severance compensation and sole damages for the termination of this Agreement, in lieu of Officer's proof of his actual damages on that account. All severance compensation shall be without prejudice to Officer's right to receive all Accrued Compensation (as defined in Section 2.3) earned and unpaid up to the time of termination.

               (b) In the event of a termination pursuant to Section 2.3, the Company shall pay severance compensation in an amount equal to Officer's Base Salary (at the rate payable at the time of such termination) in equal semi-monthly installments over the following twelve months until paid in full.

               (c) Except as provided in paragraphs (d) and (e) of this Section 4.1, in the event of a termination pursuant to Section 2.7, the Company shall pay severance compensation in an amount equal to the lesser of (a) three times the sum of (x) Officer's Base Salary (at the rate payable at the time of such termination), plus (y) the average of the bonuses paid to the Officer for the two most recent fiscal years of the Company preceding the date of termination, or (b) the amount determined pursuant to Section 2.7(b). Such total amount shall be payable in equal semi-monthly installments over the following thirty-six months until paid in full.

               (d) In the event of a termination pursuant to Section 2.7(vi) after

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December 31, 1996 but prior to January 1, 1998, the Company shall pay severance compensation in an amount equal to the lesser of (a) two times the sum of (x) Officer's Base Salary (at the rate payable at the time of such termination), plus (y) the average of the bonuses paid to the Officer for the two most recent fiscal years of the Company preceding the date of termination, or (b) the amount determined pursuant to Section 2.7(b). Such total amount shall be payable in equal semi-monthly installments over the following twenty-four months until paid in full.

               (e) In the event of a termination pursuant to Section 2.7(vi) after December 31, 1997, the Company shall pay severance compensation in an amount equal to the lesser of (a) the sum of (x) Officer's Base Salary (at the rate payable at the time of such termination), plus (y) the average of the bonuses paid to the Officer for the two most recent fiscal years of the Company preceding the date of termination, or (b) the amount determined pursuant to
Section 2.7(b). Such total amount shall be payable in equal semi-monthly installments over the following twelve months until paid in full.

               (f) Following a termination under Section 2.7, Officer may in Officer's sole discretion, by delivery of a notice to Company within thirty (30) days following such termination, elect to receive from Company a lump sum severance payment equal to the present value of the flow of cash payments that would otherwise be paid to Officer pursuant to Section 4.1(a)(ii) by bank cashier's check or other payment method acceptable to Officer. Such present value shall be determined as of the date of delivery of the notice of election of Officer and shall be based on a discount rate equal to the interest rate of 90-day U.S. Treasury Bills, as reported in the Wall Street Journal (or similar publication) on the date of delivery of the election notice. If Officer elects to receive a lump sum severance payment, Company shall make such payment to Officer within sixty (60) days following the date on which Officer notifies Company of Officer's election. The Company shall continue to make payments pursuant to Section 4.1(a)(ii) from the date of the notice of election by Officer through the date of payment of the lump-sum amount under this paragraph.

               (g) No deduction shall be made by Company under this Section 4.1 for any compensation earned by Officer from any other employment or for any other monies otherwise received by Officer subsequent to termination of employment hereunder.

          4.2 Disability Benefits. In the event of termination of Officer's employment by reason of disability pursuant to Section 2.4, Company shall continue to pay the Officer's Base Salary then in effect for a period of 18 months, and shall continue during such period the Officer's participation in medical and other benefits programs then maintained for the Company's officers (or shall provide reasonably equivalent benefits). The Officer will use his reasonable best efforts to cooperate with any physician engaged by the Company to determine whether or not a disability exists, and for the determination of appropriate and necessary rehabilitation procedures and programs. Any payments provided for in this Section 4.2 shall be offset (but not below zero) by any salary continuation payments received by the Officer under any plan, program or arrangements in which the Officer participated pursuant to Section 3.2.

          4.3 Death Benefits. In the event of the Officer's death, Company shall pay to Officer's estate or designated beneficiary an amount equal to Officer's Base Salary (at the rate payable at the time of Officer's death) in equal semi-monthly installments over the following twelve

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months until paid in full.


     5.   Protection for Company.

          5.1 Confidentiality. The Officer shall not, during his employment by the Company or at any time thereafter, directly or indirectly use, divulge, furnish or make accessible to anyone other than the Company, its directors or officers (otherwise than in the regular course of the business of the Company), any knowledge or information regarding any confidential or secret ideas, activities, projects, plans, techniques, methods, reports, customer names or lists, financial or sales information or other material relating to the business or activities of the Company. The Officer, upon leaving the employ of the Company, shall not take with him or retain any books, records, data, reports, letters, memoranda, notes or other writings or documents whatsoever, or copies thereof, which reflect or deal with any secret, proprietary or confidential information or material relating to the business or activities of the Company.

          5.2 Non-Interference.

               (a) During his employment hereunder and for a period of one year following termination of Officer's employment under this Agreement for any reason other than under Section 2.7, Officer shall not directly or indirectly, unless Company gives its prior written consent (which consent shall not be unreasonably withheld):

                    (i) be employed by any Competitor (as herein defined) to hold any executive office or to perform any function for which during the two years immediately preceding termination of Officer's employment Officer had direct or supervisory responsibility;

                    (ii) consult with, act as agent for, or otherwise assist any Competitor to compete or prepare to compete with Company in any of Company's then businesses;

                    (iii) solicit any customer of Company with which he dealt on behalf of Company during the last two years of employment to purchase any product or service which is supplied by Company; or

                    (iv) solicit or employ any person employed by Company at that time or within one year prior to termination of Officer's employment by Company.

               (b) For purposes of this Agreement, a "Competitor" means any person or entity which at relevant times engages or is making plans to engage, in whole or in part, in the manufacture and/or sale of any products useful for any purpose also served by products which Company then markets or is then preparing to market.

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               (c) Company promises that it will not unreasonably withhold consent to activity otherwise prohibited by Section 5.2 (a), if Officer provides Company with such written assurances as Company reasonably requests from the Competitor and Officer that Company's trade secret rights will not be violated by Officer in the course of the activities described in Section 5.2(a). Section 5.2(a)(iii) shall not be deemed to apply to customers with which Officer had dealings before he became employed by Company.

               (d) Officer acknowledges that Company competes on a national basis and that placing geographical limits on the restrictive covenants would substantially impair protection of Company's legitimate interests in protecting its trade secrets.

          5.3 Remedies. Officer acknowledges that Company would be greatly injured by, and have no adequate remedy at law for, breach of Article 5 duties. Officer therefore consents that if such breach occurs or is threatened, whether before or after termination of his employment by Company, Company may, as appropriate and in addition to all other then available remedies, enjoin him (together with all persons acting in concert with him) from such breach or threatened breach. If Company prevails in such litigation, Company shall also be entitled to collect from Officer the court costs, attorneys' and experts' fees and other expenses of enforcing such Agreement rights.


     6.   Miscellaneous.

          6.1 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

          6.2 Withholdings. All compensation and benefits to Officer hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

          6.3 Arbitration. Except as provided in Section 5.3, the parties hereby submit all controversies, claims and matters of difference in any way related to this Agreement or the performance or breach of the whole or any part hereof to arbitration in Denver, Colorado, according to the rules and practices of the American Arbitration Association from time to time in force. If such rules and practices shall conflict with the Colorado Rules of Civil Procedure or any other provisions of Colorado law then in force, such Colorado rules and provisions shall govern. Arbitration of any such controversy, claim or matter of difference shall be a condition precedent to any legal action thereon. This submission and agreement to arbitration shall be specifically enforceable.

          Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law. All awards may be filed by any party with the Clerk of the District Court in the City and County of Denver, Colorado, and an appropriate judgment entered thereon and

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execution issued therefor. At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefor, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property.

          6.4 Entire Agreement; Modifications. This Agreement represents the entire agreement between the parties and may be amended, modified, superseded, or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall not affect the right at a latter time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

          6.5 Applicable Law. This Agreement shall be construed under and governed by the laws of the State of Colorado.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                 NU-WEST INDUSTRIES, INC.



                                 By:__________________________________________
                                 President and Chief Executive Officer



                                 OFFICER:



                                 ----------------------------------------------
                                 Steven W. Gampp

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